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                                                                    Exhibit 99.4
                                                    [LYONDELL LOGO APPEARS HERE]

NEWS
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            One Houston Center, 1221 McKinney Ave., P.O. Box 3646,
                   Houston, Texas 77253-3646 (713) 652-72000

                                                           FOR IMMEDIATE RELEASE

LYONDELL REALIGNS INTO STRATEGIC BUSINESS UNITS TO FOCUS

ON GROWTH; PLANS TO REPORT FUTURE RESULTS BY SEGMENT

     HOUSTON, January 27, 1997 -- Lyondell Petrochemical Company (NYSE:LYO) has announced executive changes that are designed to strengthen the company's focus on maximizing current opportunities while supporting strategic goals. The changes realign the company into strategic business units focused on petrochemicals and polymers, and enhance the focus on technology as a key value driver.

     "These changes will put the organizational structure in place to support our strategic goals, enabling us to grow our petrochemicals and polymers businesses and leverage our technology position. We have a broad and experienced management team and this will enable us to maximize performance of our major business lines while strengthening our focus on strategic growth opportunities," said Dan F. Smith, Lyondell's President and Chief Executive Officer. "As part of the realignment, we plan to report operating results by petrochemical and polymers segments beginning with the first quarter of 1997."

     Debra L. Starnes will head the petrochemicals business unit as Senior Vice President, Petrochemicals. Her responsibilities will include manufacturing, sales, marketing, commercial development and raw materials supply for petrochemical products, including olefins, methanol, aromatics and specialty chemicals. An executive with experience in broad aspects of Lyondell's business, for the past two years Starnes has spearheaded the integration of the high-density polyethylene business acquired in 1995

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into Lyondell's operations, and had oversight of the successful performance of the Polymers Division.

        W. Norman Phillips, Jr. will head the polymers business unit as Vice President, Polymers. He will oversee manufacturing, sales, marketing and commercial development for the company's growing polymers division, which includes expanding operations in high-density polyethylene, polypropylene and low-density polyethylene. Phillips has successfully guided Sales and Marketing of Petrochemicals as Vice President since May 1995. He also brings extensive experience in planning and manufacturing, having previously served as Vice President of Channelview Operations.

        Clifton B. Currin, Jr. has been named Vice President, Strategic Development, to enhance focus on the company's strategic plan, including internal and external growth opportunities and its investment in LYONDELL-CITGO Refining Company Ltd. Currin has extensive experience in operations, sales and marketing for Lyondell in both petrochemicals and refining. He has served as Vice President, Petrochemical Business Management since 1995, which has included primary responsibility for negotiating the proposed joint olefins venture.

        J.R. Fontenot has been named Vice President, Technology to focus added emphasis on innovative technologies that are critical to the success of the business. He will oversee research and development for polymers and petrochemicals as well as health, safety and environmental issues and the company's technology licensing activities. Fontenot established the technology function at Lyondell when the company was formed in 1985. He subsequently held management positions in evaluations, olefins operations and process engineering. He has served as Director of Technology since 1995, and has successfully orchestrated the integration of technology operations from the Alathon acquisition into Lyondell's licensing and technology activities.


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